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FOR IMMEDIATE RELEASE                                               May 7, 1998


                          GETTY REPORTS ANOTHER QUARTER
                              OF MAJOR ACHIEVEMENT


Getty Images, Inc. (NASDAQ: GETY), one of the leading international providers of visual content, today announced financial results for the first quarter of 1998. Sales for the quarter increased by 65 per cent over the first quarter of 1997 to $37.9 million. Excluding the acquisitions in the quarter, sales, on a currency neutral basis, grew by 21 per cent. Reported earnings before interest, taxes, exchange gains/losses, depreciation and amortization ("EBITDA") for the quarter were $6.6 million, representing growth of 51 per cent above the first quarter of 1997.

In the quarter, Getty completed its transaction with PhotoDisc, a world leading royalty-free image provider and one of the largest providers of imagery on the Internet. Additional expansion included the acquisition of Allsport, a premier international sports photography agency; the launch of PowerPics, an electronic commerce enabled website providing tailored imagery to the small office/home office (SOHO) sector; the opening of Energy Film Library's UK office; and the acquisition of Fototeca Stone, previously a leading Tony Stone Images agent based in Barcelona and now a key wholly-owned office in the growing Spanish market.

Getty's strategy to enable full electronic commerce for all of the company's products is supported by the success, in the first quarter, of those business that are already conducting business online. Digital sales for the quarter were 23 per cent of group sales at $8.6 million. Sales for PhotoDisc's electronic commerce enabled website for the full quarter were $4.2 million, an increase of 282% on its first quarter of 1997 and growth of some 35 per cent on the fourth quarter. One third of PhotoDisc's sales were generated online. Getty currently operates three electronic commerce enabled websites, and the company plans to launch another, for Tony Stone Images, in the fourth quarter of 1998.

Co-Chairman, Mark Getty, said "The first quarter of 1998 was significant for being our most successful to date. In less than three years we have built a company that is home to many of the leading image brands in the world, offers an impressive depth and range of content that is hard to beat, manages two highly successful and targeted online channels and has recently launched a third. Our objective has always been to become the world's leading provider of visual content; we are pleased with our rapid progress."

Jonathan Klein, Chief Executive Officer, said "The first quarter of 1998 was an important one for us, both strategically and financially. The growth in sales of 65 per cent was largely driven by the new additions to the group - leading brands in the areas of sports photography, royalty-free photography and online image sales - which have performed very well. We also saw increased demand for all our products across the group and in almost all geographical markets. We are particularly satisfied by the growth in digital sales while we also continue to benefit from growth in demand for the analog products. In addition, we have grown the customer base for all of our businesses and we have targeted new markets in the SOHO sector."

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HIGHLIGHTS OF THE FIRST QUARTER

Getty's acquisition of PhotoDisc greatly enhances the company's potential to launch online delivery channels for all of the businesses in the group. PhotoDisc's significant expertise in this area is evidenced by growth in online sales of 282 per cent over the first quarter of 1997 and by 35 per cent over the forth quarter. Approximately one third of PhotoDisc sales in the quarter were generated on its electronic commerce enabled website. Getty believes that the rapid growth in online sales evidences the company's ability to produce relevant imagery and market its web service effectively.

The Getty Online Group was created in the first quarter. The division has responsibility for the launch of online services to better respond to increased demand from existing customers, as well as expansion into new market sectors. Getty expects to invest $11 million in digital development in 1998.

Tony Stone images had an excellent quarter. Initiatives such as the introduction of scan-on-demand facilities, an increased focus on extending sales programs and the global launch of new catalogs and CD-ROMs contributed to the good performance in the quarter.

The acquisition of Allsport reflects Getty's determination to provide the best imagery to the broadest customer base. With clients that include most of the world's media, as well as corporate sports sponsors and the major sports governing bodies, Allsport is well established in the industry. The agency has also made strides in electronic commerce with a sophisticated online subscription service which added significantly to growth in the quarter. Allsport's commitment to exploiting the opportunities created by technological advancement includes the tactical use of the latest in digital camera technology. The new cameras enable the posting of newly shot imagery to the agency's website within ten minutes. Getty believes that this strong focus on customer service keeps Allsport at the forefront of its market sector.

Energy Film Library reported growth in the quarter of 25 per cent over the first quarter of 1997 reflecting the success of the many initiatives implemented over the last six months. Energy opened a wholly-owned office in London in March and also launched a customised content collection for the UK market. The agency also launched several new show reels in the quarter, and has digitized several new collections for inclusion on the web.

An updated website for Hulton Getty was finalised and tested in the quarter. The new version has been designed for greater accessibility and simplicity and Getty believes that it will encourage greater usage of the Hulton Getty online search system.

The Hulton Getty Picture Gallery had many successful exhibitions during the quarter, and Getty expects to open more of these popular consumer outlets within the next 24 months.

Getty's first online product targeted at the SOHO markets was launched in the first quarter. PhotoDisc collaborated with Hewlett-Packard to produce PowerPics, an electronic commerce enabled website which provides high quality, affordable imagery. The website provides a targeted selection of imagery spanning common business themes which may be paid for and downloaded directly onto the customer's desktop. Getty believes that PowerPics answers a


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need in the SOHO and general business markets for affordable, relevant imagery for use in internal documents, presentations, brochures and newsletters.

Scan-on-demand facilities were introduced at Liaison Agency in the first quarter and 600,000 images have been converted from videodisk to a digitized format which now provides a more efficient online picture research facility for the agency. It is planned that these will be made available, online, to clients later in 1998.

Fototeca Stone, an exclusive agent for Tony Stone Images in Spain since 1985, was acquired by Getty. The acquisition is part of Getty's strategy to own offices in key markets in order to extend the reach of the group's products and to offer enhanced customer service. Following the acquisition, Fototeca Stone will provide ISDN and scan-on-demand services to the agency's customer base, and will be a base for the introduction of further Getty group products into this market.

As announced separately today, Getty has acquired the sports division of Australian Picture Library, an exclusive agent for Allsport, based in Sydney. The market for sports imagery is strong in Australia, and is expected to grow, particularly in connection with the Olympic Games in Sydney in 2000. As official photographer for the International Olympic Committee, Allsport will be well placed to take advantage of this expected growth.


FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31, 1997

Getty's reported sales increased by 65 per cent to $37.9 million in the first quarter of 1998 compared to $23.0 million in the first quarter of 1997. Excluding the acquisitions in the quarter, sales, on a currency neutral basis, grew by 21 per cent.

Gross margin for the quarter improved from 62.4 per cent of sales in the first quarter of 1997 to 69.4 per cent. The increase primarily reflected the higher proportion of sales of owned imagery following the Allsport acquisition and the lower cost of sales at PhotoDisc. In line with the company's strategy of increasing its sales of wholly owned content, the proportion of sales of wholly owned imagery increased from 5 per cent in the first quarter of 1997 to 12 per cent in the first quarter of 1998.

Selling, general and administrative expenses were $19.7 million, representing
52.1 per cent of sales compared to 43.4 percent in the first quarter of 1997. The increase in selling, general and administrative expenses was primarily due to the acquisitions of PhotoDisc and Allsport where these expenses are substantially higher, as a percentage of sales, than in the existing businesses.

EBITDA for the quarter increased by 51 per cent to $6.6 million compared to $4.4 million in 1997. The net loss for the quarter was $5.2 million compared to $1.3 million of net income in the first quarter of 1997 and this was primarily due to an amortization charge of $6.9 million in the quarter. The amortization charge resulted from $290 million of intangibles arising on the acquisitions of PhotoDisc and Allsport.

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                               NOTES TO EDITORS

DESCRIPTION OF GETTY IMAGES, INC.

Getty Images (NASDAQ: GETY) is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Images markets rights to images and footage through its international network of wholly owner offices in London, Chicago, New York, Los Angeles, Seattle, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna, Barcelona, Sydney, Tokyo and Hong Kong and agents in 53 countries. Getty Images' high quality visual content collections are: (i) Allsport, a leading world-wide sports picture agency; (ii) Energy Film Library, one of the world's leading stock footage companies; (iii) Hulton Getty, one of the two largest privately owned collections of archival photography in the world;
(iv) Liaison Agency, a leading North American news and reportage agency; (v) PhotoDisc, a world leader in digital stock photography and electronic delivery; and (vi) Tony Stone Images, one of the world's leading providers of contemporary stock photography. Further information is available from the group's website at

www.getty-images.com.


ENQUIRIES:

GETTY IMAGES                     JONATHAN KLEIN  (44 171)544 3381
                                 Chief Executive Officer

                                 LAWRENCE GOULD  (44 171)544 3383
                                 Chief Financial Officer

                                 COLETTE FUREY   (44 171)544 3391
                                 Group Communications Manager

TAYLOR RAFFERTY                  Jim Prout       (1 212)889 4350

HUDSON SANDLER                   Andrew Hayes    (44 171)796 4133